SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ------------------------

                                    FORM 15-15D


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 333-54664

                       FORD CREDIT AUTO OWNER TRUST 2003-B
              (Ford Credit Auto Receivables Two LLC - Originator)

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             (Exact name of registrant as specified in its charter)

           The American Road, Dearborn, Michigan 48121 (313)322-3000

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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


Class A-2a 1.40% Asset Backed Notes
Class A-2b one-month LIBOR plus 0.04% Asset Backed Notes
Class A-3a 1.89% Asset Backed Notes
Class A-3b one-month LIBOR plus 0.05% Asset Backed Notes
Class A-4  2.41% Asset Backed Notes
Class B-1  2.85% Asset Backed Notes
Class B-2  one-month LIBOR plus 0.43% Asset Backed Notes
Class C    4.18% Asset Backed Notes

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            (Title of each class of securities covered by this Form)

Titles of all other classes of securities for which a duty to file reports under section 13(a) and 15(d) remains): NONE

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duties to file reports:

Rule 12g-4(a)(1)(i)      [ ]                 Rule 12h-3(b)(1)(i)      [ ]
Rule 12g-4(a)(1)(ii)     [ ]                 Rule 12h-3(b)(1)(ii)     [ ]
Rule 12g-4(a)(2)(i)      [ ]                 Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(ii)     [ ]                 Rule 12h-3(b)(2)(ii)     [ ]
                                             Rule 15d-6               [X]

Approximate number of holders of record as of the certification or notice date:  73
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Pursuant to the requirements of the Securities Exchange Act of 1934 FORD CREDIT
AUTO OWNER TRUST 2003-B has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  February 3, 2004        FORD CREDIT AUTO RECEIVABLES TWO LLC
                                        (Registrant)

                               By:  /s/ S. W. Murphy

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                                        S. W. Murphy, Assistant Secretary